Exhibit 99.1

For Immediate Release

VÄRDE PARTNERS, INC. COMPLETES ACQUISITION OF
FIRSTCITY FINANCIAL CORPORATION

Minneapolis, MN and Waco, TX — May 17, 2013 — Värde Partners, Inc. (“Värde” or the “Company”) and FirstCity Financial Corporation (NASDAQ: FCFC, “FirstCity”) today announced that certain funds managed by Värde completed the acquisition of FirstCity.

As previously announced and pursuant to the terms of the transaction, Mark B. Horrell, who previously served as Senior Vice President and Head of U.S. Acquisitions of FirstCity, has been appointed Chief Executive Officer of FirstCity, succeeding James T. Sartain.  Mr. Sartain will retire and join Värde as a consultant.  Additionally, Terry R. DeWitt, Senior Vice President and Head of Global Acquisitions of FirstCity, and James C. Holmes, Senior Vice President and Managing Director of FirstCity, will become Chief Credit Officer and Chief Operating Officer, respectively, and will assist Mr. Horrell in leading the operations of FirstCity.  FirstCity will retain its headquarters in Waco and will maintain its office in Dallas, Texas.

“We are excited to complete this acquisition and look forward to continuing our work with the experienced and capable team at FirstCity,” said Jason Spaeth, a Managing Partner of Värde. “We are confident that we will be able to capitalize on current and future market opportunities.”

“Today marks an important next step in FirstCity’s development and position in the marketplace,” said Mark B. Horrell, Chief Executive Officer of FirstCity.  “Under Värde’s leadership and as a privately held company, FirstCity will have enhanced financial flexibility, enabling us to focus on our strategic direction and long-term goals.  On behalf of FirstCity’s management team, I would like to thank our clients, stockholders and dedicated employees for their support throughout this process.”

Värde and certain of its affiliates have a 20-year working history with FirstCity, and since 2009 have co-invested in a substantial majority of FirstCity’s U.S. distressed asset acquisitions. In recent years, Värde and FirstCity have jointly invested over $800 million to purchase distressed assets with an unpaid principal balance in excess of $1.5 billion.

Under the terms of the merger agreement, FirstCity stockholders are entitled to receive $10.00 per share in cash, without interest, for each share of FirstCity common stock they own immediately prior to the effective time of the merger.  Letters of transmittal directing FirstCity stockholders of record to deliver their share certificates to the disbursing agent in exchange for payment of the merger consideration will be distributed within the next two weeks.  Stockholders of record should be in receipt of the letter of transmittal before surrendering their share certificates.  Stockholders who hold shares through a bank or broker will not have to take any action to receive the merger consideration in exchange for their shares, as such process will be handled by the bank or broker.

Trading of FirstCity’s common stock on the NASDAQ Global Select Market will be suspended following the close of markets today and FirstCity expects that NASDAQ will file a notification of removal of listing and registration on Form 25 with the Securities and Exchange Commission (“SEC”) with respect to FirstCity’s common stock following the close of markets today.  FirstCity intends to deregister its common stock and to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, by promptly filing a Form 15 with the SEC.

Haynes and Boone, LLP served as legal counsel and Lazard Middle Market LLC served as financial advisor to FirstCity in connection with the transaction.  Morris, Nichols, Arsht & Tunnell LLP served as Delaware legal counsel to FirstCity’s Board of Directors.  Mayer Brown LLP served as Värde’s legal counsel and Sandler O’Neill + Partners, L.P. served as its financial advisor.

About Värde

Founded in 1993, Värde is a leading alternative investment fund manager with over $7 billion in assets under management. Värde’s expertise is in credit, distressed and special situation investing in a wide range of assets, including corporate securities, consumer loans, structured securities, real estate, and capital equipment.  With offices in Minneapolis, London and Singapore, Värde invests in markets across the globe.

About FirstCity Financial Corporation

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to distressed asset acquisitions and special situations investments. FirstCity has offices in the U.S. and affiliate organizations in Europe and Latin America.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on the expectations of current FirstCity management. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the outcome of any legal proceedings that have been or may be instituted against FirstCity and others following announcement of the merger agreement; (2) risks that the proposed transaction disrupts FirstCity’s current plans and operations and the potential difficulties in employee retention as a result of the merger; (3) the ability to recognize the benefits of the merger; (4) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; (5) legislative developments; (6) changes in tax and other laws; and (7) other risks in connection with the consummation of the merger. Additional factors that may affect the future results of FirstCity are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-Q, and 8-K, including, but not limited to, those described in FirstCity’s Form 10-K for the fiscal year ended December 31, 2012 and FirstCity’s Form 10-Q for the fiscal quarter ended March 31, 2013. Many of the factors that will determine the outcome of the subject matter of this press release are beyond FirstCity’s ability to control or predict. These forward looking statements reflect FirstCity’s expectations as of the date of this press release. FirstCity undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable law.

Contacts:

For FirstCity Financial Corporation:

Jim Holmes, 254-761-2800

or

For Värde:

Jeff Thuringer, 952-893-1554